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                                                                    EXHIBIT 10.5

                         VALUE PARTICIPATION AGREEMENT

  THIS VALUE PARTICIPATION AGREEMENT (this "Agreement") is (dated as of
March 27, 2000, by and between AMERIGON INCORPORATED, a California corporation (the "Company"), and FORD MOTOR COMPANY, a Delaware corporation ("Ford").

                             Statement of Purpose
                             --------------------

  The Company and Ford entered into a Memorandum of Understanding effective as of January 24, 2000, as amended, pursuant to which the parties set forth certain understandings with respect to a directed sourcing arrangement pursuant to which Ford would direct its Tier 1 Suppliers to purchase from the Company, and the Company world manufacture and supply, climate control seating units for installation in Ford, Lincoln and Mecury badged vehicles produced and sold in the North America; and

  As consideration for Ford entering into such arrangement with the Company, the Company proposes to issue to Ford warrants to purchase common stock of the Company equal to 13% of the Fully Diluted Common Stock of the Company as of Closing Date;

  NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as followed:

                                   ARTICLE I
                                  DEFINITIONS

  1.1. Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated;

     "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person; provided, that in no event shall Ford (or any Affiliate of Ford) be deemed to be an Affiliate of the Company. Without limiting the foregoIng, a Person shall be deemed to control another Person if such Person possesses, directly or Indirectly, the power (a) to vote 10% or more of the securities having ordinary voting power for the election of directors or other managers of such other Person or (b) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of votIng securities, by contract or otherwise.

     "Aggregate Number" means the number of shares of Common Stock that would constitute 13% of the Fully Diluted Common Stock. The Aggregate Number shall be adjusted from time to time as provided in Section 4.10 hereof. As of the Closing Date the Aggregate Number is 1,068,560.
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     "Agreement" means this Value Participation Agreement, as amended or supplemented from time to time.

     "AntiDilution Increase" has the meaning assigned thereto in Section 4.10(a)(iv).

     "Articles of Incorporation" means the Amended and Restated Articles of Incorporation of the Company, as further amended or supplemented from time to time in accordance with this Agreement.

     "Base Volume Levels" has the meaning assigned thereto in Section
4.2.

     "Bonus Volume Levels" has the meaning assigned thereto in Section
4.2. "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in Detroit, Michigan are authorized or required by law or executive order to close.

     "Buyer" has the meaning assigned thereto in Section 4.14.

     "CCS Units" means climate controlled seating units manufactured by the Company that provide heating and cooling or heating and ventilation.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents (however designated) of such Person's capital stock, partnership interests, membership interests or other equivalent equity interests and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options exchangeable for or convertible into such capital stock or other equity interests.

     "Cashless Exercise" has the meaning assigned thereto in Section
4.4(b).

     "Change of Control" means (a) a sale of all or substantially all of the assets of the Company, or any consolidation of the Company with, or merger of the Company into, any other Person not wholly owned by the Company, or any merger of another Person Into the Company (other than a consolidation or merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Capital Stock of the Company or a merger or consolidation with any Person immediately after which the Control Group maintains Control of the surviving or resulting entity and the resulting or surviving entity owns the technology with respect to the heating and cooling or heating and ventilating units which are incorporated into the CCS Units); or (b) the Control Group ceases to maintain Control of the Company.

     "Class A Warrants" means the certain Class A Warrants for 1,418,780 shares of Common Stock at an exercise price of $25.00 per share, as may be adjusted from time to time, expiring on the Class A Warrant Expiration Date, and the certain Contingent Common Stock Purchase Warrants for 1,047,060 shares of Common Stock for which


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exercise is contingent upon the Class A Warrants being exercised, at an exercise price equal to that of the Class A Warrants, as may be adjusted from time to time, expiring on the Class A Warrant Expiration Date.

     "Class A Warrant Expiration Date" means February 12,2002.

     "Class A Warrant Shares" means the shares of Common Stock issued by Company as a result of the exercise of any Class A Warrants.

     "Closing" has the meaning assigned thereto in Article VI.

     "Closing Date" has the meaning assigned thereto in Article VI.

     "Code" means the Internal Revenue Code of 1986, as amended, or any successor statute thereto, and the regulations thereunder.

     "Commission" means the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

     "Commission" means (a) the Class A common stock of the Company, without par value, as described in the Articles of Incorporation, (b) any other class of Capital Stock of the Company hereafter authorized having the right to share in distributions either of earnings or assets without limit as to amount or percentage or (c) any other Capital Stock into which such Common Stock is reclassified or reconstituted,

     "Contractual Obligation" means, as to any Person, any provision of any securities issued by such Person or of any Indenture or credit agreement or any agreement, instrument or other undertaking to which such Person is a party or by which it or any, of its property is bound or to which it may be subject.

     "Control" of any Person means (i) ownership or control of at least thirty five percent (35%) of the combined voting power of the then outstanding voting securities entitled to vote generally, and (ii) representatives or designees comprise a majority of the board of directors (or other governing body) of such Person.

     "Control Group" means TMW Enterprises, Inc. and its Affiliates,
Westar Capital II LLC and its Affiliates, and the executive officers of the Company.

     "Convertible Securities" means evidences of indebtedness, shares of stock or other securities which are directly or indirectly convertible or exchangeable, with or without payment of additional consideration in cash or property, for shares of Common Stock, either immediately or upon the onset of a specified date or the happening of a specified event, including without limitation the Series A Preferred Stock, without par value.


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     "Cumulative Total" means the cumulative total of CCS Units purchased by Tier 1 Suppliers for Installation Into components designated for installation In Designated Vehicles and Other Ford Vehicles from January 1, 2001 through the date of determination, as determined pursuant to Schedule 4.2(a).

     "Designated Vehicles" means such Ford, Lincoln and Mercury badged vehicles produced and sold in North America as may be designated by Ford from time to time during the Exclusive Period, but shall not include Ford badged vehicles produced by Auto Alliance, Inc. for Ford in the United States.

     "Directed Sourcing Arrangement" has the meaning assigned thereto in
Section 2.1.

     "Employee Benefit Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA which (a) is maintained for employees of the Company or any ERISA Affiliate or (b) has at any time within the preceding six years been maintained for the employees of the Company or any current or former ERISA Affiliate.

     "Environmental Laws" means any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but net limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials. Environmental Laws include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. ss. 9601 et. seq.), the Hazardous Material Transportation Act (49 U.S.C. ss. 331 et. seq.), the Resource Conservation and Recovery Act (42 U.S.C. ss. 6901 et. seq.), the Federal Water Pollution Control Act (33 U.S.C. ss. 1251 et. seq.), the Clean Air Act (42 U.S.C. ss. 7401 et. seq.), the Toxic Substances Control Act (15 U.S.C. ss. 2601 et. seq.), the Safe Drinking Water Act (42 U.S.C. ss. 300, et. seq.), the Environmental Protection Agency's regulations relating to underground storage tanks (40 C.F.R. Parts 280 and 281), and the rules and regulations promulgated under each of these statutes, each as amended or supplemented.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto, and the regulations thereunder.

     "ERISA Affiliate" means any Person who together with the Company is treated as a single employer within the meaning of Section 414(b), (c), (m) or
(o) of the Code or Section 4001(b) of ERISA.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

     "Exclusive Period" has the meaning assigned thereto in Section 2.1.


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     "Exercise Price" has the meaning assigned thereto in Section 4.3.

     "Fully Diluted" means, with respect to the Common Stock, as of a particular time the total outstanding shares of Common Stock as of such time, determined by treating all outstanding options, warrants and other rights for the purchase or other acquisition of Common Stock (other than (i) the Warrants, (ii) the Class A Warrants to the extent provided in Section 4.10(a)(i) hereof,
(iii) the Non-Plan Options for 37,334 shares of Common Stock at an exercise price of $16.875 per share, (iv) the various Common Stock Purchase Warrants and the Contingent Common Stock Purchase Warrants for 99,066 shares of Common Stock at various exercise prices, and (v) the Unit Purchase Option for 330,848 shares of Common Stock at $25 per share) as having been exercised and the shares issued pursuant thereto, and by treating all outstanding Convertible Securities of the Company as having been so converted, and by treating shares of Common Stock Issuable under grants of stock options or other awards as of the Closing Date under the Company's 1993 Stock Option Plan and 1997 Stock Incentive Plan as having been issued.

     "GAAP" means generally accepted United States accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination.

     "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

     "Hazardous Materials" means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law,
(d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other governmental approval, (e) which are deemed to pose a health or safety hazard to persons or neighboring properties, (f) which are materials consisting of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

     "Holder" means Ford and any other holder of any of the Warrants or any shares of Common Stock issued upon exercise of the Warrants.


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     "Incremental Equity Financing" has the meaning assigned thereto in
Section 4.10(a)(iv).

     "Incremental Equity Financing Period" has the meaning assigned thereto in Section 4.10(a)(iv).

     "Indemnified Party" has the meaning assigned thereto in Section
12.1.

     "Intellectual Property" means all patents, patent rights, patent applications, licenses, inventions, trade secrets, know-how, proprietary techniques (Including process and substances), trademarks, service marks, trade names, copyrights and other intangible proprietary rights.

     "Liabilities" has the meaning assigned thereto in Section 12.1.

     "Lien" means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind.

     "Market Value Per Share" means if shares of Common Stock are then listed or admitted for trading on any national securities exchange or traded on any national market system, the average of the daily closing prices for the ten
(10) trading days before such date, excluding any trades which are not bona fide, arm's length transactions. The closing price for each day shall be the last sale price on such date or, if no such sale takes place on such date, the average of the closing bid and asked prices on such date, in each case as officially reported on the principal national securities exchange or national market system on which such shares are then listed, admitted for trading or traded.

     "Material Adverse Effect" means a material adverse effect upon (a) the business, assets or condition (financial or otherwise) of the Company, taken as a whole including without limitation the inability of the Company to produce or supply CCS Units, (b) the ability of the Company to perform its material obligations hereunder or under any Warrants.

     "Multiemployer Plan" means a "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA to which the Company or any ERISA Affiliate is making, or is accruing an obligation to make, or has made or accrued an obligation to make, contributions within the preceding six years.

     "Nonmarket Transaction" has the meaning assigned thereto in Section
4.14.

     "Other Ford Vehicles" means all vehicles produced by or for Ford and/or Its Affiliates other than Designated Vehicles.


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     "PBGC" means the Pension Benefit Guaranty Corporation or any successor agency.

     "Pension Plan" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or
Section 412 of the Code and which (a) is maintained for employees of the Company or any ERISA Affiliates or (b) has at any time within the preceding six years bean maintained for the employees of the Company or any of its current or former ERISA Affiliates.

     "Percentage Interest" means, with respect to any Holder, the quotient, expressed as a percentage, of (a) the number of Warrant Shares for which such Holder's Warrants may be exercised divided by (b) the Aggregate Number.

     "Permitted Transferee" means any Affiliate of Ford, any Pension Plan which is sponsored by Ford or any of its Affiliates, or any donee of Ford or any of its Affiliates which qualifies as a tax-exempt organization under Section 501(c)(3) of the Internal Revenue Code.

     "Person" means any individual, firm, corporation, partnership, trust, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

     "Principal Office" means the Company's principal office as set forth in Section 13.2 hereof or such other principal office of the Company in the United States of America the address of which first shall have been set forth in a notice to the Holders.

     "Public Offering" means any public offering of securities of the Company registered under the Securities Act.

     "Register", "registered", and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement

     "Registrable Securities" means the Warrant Shares, but shall not include any Warrant Shares that have been issued and previously sold to the public.

     "Requirements of Law" means, with respect to a Person, the certificate or articles of incorporation and bylaws or other organizational or governing documents of such Person, and any law, treaty, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of Its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

     "Regulatory Requirement" has the meaning assigned thereto in Section
4.9(c).


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     "Sale Notice" has the meaning assigned thereto in Section 4.14.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

     "Standard Terms and Conditions" means Ford's Standard Purchase Order Terms and Conditions as in effect from time to time.

     "Stock Combination" has the meaning assigned thereto in Section 4.1(a)(ii)(C).

     "Stock Dividend" has the meaning assigned thereto in section
4.1(a)(ii)(A).

     "Stock Subdivision" has the meaning assigned thereto in Section 4.1(a)(ii)(B).

     "Termination Event" means; (a) a Reportable Event" described in
Section 4043 of ERISA (other than a reportable event not subject to the provision for 3O-day notice to the PBGC under Regulations promulgated under such section), (b) the withdrawal of the Company or any ERISA Affiliate from a Pension Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA, (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (f) the partial or complete withdrawal of the Company or any ERISA Affiliate from a Multiemployer Plan, (g) the imposition of a lien pursuant to Section 412 of the Code or Section 302 of ERISA, (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (l) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.

     "Tier 1 Suppliers" means Tier 1 automotive suppliers who manufacture components for installation into Designated Vehicles and other Ford Vehicles, including without limitation Johnson Controls, Inc., Lear, Visteon and Motorola.

     "Transaction" has the meaning assigned thereto in Section 4.10(b).

     "Unvested Clawback Base Warrants" means Warrants which could have
Vested upon achievement of the Base Volume Level in the year immediately preceding a Change of Control but did not Vest because such Base Volume Level was not achieved.

     "Unvested Clawback Bonus Warrants" means Warrants which could have Vested upon achievement of the Bonus Volume Level in the year immediately preceding a


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Change of Control but did not Vest because such Bonus Volume Level was not achieved.

     "Vested" has the meaning assigned thereto in Section 4.2.

     "Volume Report" has the meaning assigned thereto in Section 3.4.

     "Warrants" means the common stock purchase warrants issued by the Company to Ford pursuant to this Agreement, as amended or supplemented from time to time.

     "Warrant Expiration Date" means, (a) with respect to any Vested
Warrants, the date which is the later of (i) seven years after the Closing Date and (ii) five years from the date such portion first could have become Vested, provided, that no Warrant Expiration Date shall be later than March 27, 2010, and (b) with respect to any Warrants which do not Vest in the year they were first eligible to Vest as provided in Section 4.2 (other than Warrants which are first eligible to Vest in 2004), the date of the final year end Volume Report for the year next succeeding the year in which such Warrants were first eligible to Vest, and (c) with respect to any Warrants which are first eligible to Vest in 2004 but do not Vest, either (i) if the Exclusive Period is not extended by Ford through December 31, 2005 as provided in Section 2.1, the date of the final year-end Volume Report for the year 2004, or (ii) if the Exclusive Period is extended by Ford through December 31, 2005, the date of the final year-end Volume Report for the year 2005.

     "Warrant Shares" means (a) the shares of Common Stock issued or issuable upon exercise of this Warrant in accordance with its terms and (b) all other shares of the Company's capital stock issued with respect to such shares by way of stock dividend, stock split or other reclassification or in connection with any merger, consolidation, recapitalization or other reorganization affecting the Company's capital stock.

                 ARTICLE II

               OBLIGATIONS OF FORD

  2.1. Exclusive Commitment. Ford hereby grants to the Company the exclusive right, for the period from the Closing Date to December 31, 2004 (the "Exclusive Period") to manufacture and supply CCS Units to Ford's Tier 1 Suppliers for installation in Designated Vehicles as an optional or standard feature, as determined by Ford in its discretion (the "Directed Sourcing Arrangement"). Volumes of CCS Units to be incorporated into Ford vehicles in any given year will be based on Ford requirements as determined by pricing and retail customer demand for the feature. Ford shall have the option, exercisable in its sole discretion, to extend the Exclusive Period for one year to December 31, 2005 by giving written notice to the Company no later than June 30, 2004 of its election to so extend the Exclusive Period. At the quarterly review meeting for the second quarter of 2004, the parties agree to discuss an extension of the Exclusive Period.


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  2.2. Technical Assistance. Ford shall provide the Company, at no cost to the Company, technical assistance through Ford's Supplier Technical Assistance Program on the same basis as Ford generally offers to its Tier 1 Suppliers.

  2.3. Additional Agreements. Ford further agrees, during the Exclusive Period, to do the following:

     (a) Ford will, at its sole discretion, assist the Company in purchasing components to the extent that there are similar components purchased by the Company and Ford. Ford agrees to work with the Company to identify suppliers within the Ford (excluding Visteon) supply base, that could supply components to the Company at more competitive prices than the Company can obtain from its own suppliers. Such prices may or may not be the same price that Ford pays for similar components.

     (b) Make a public announcement, in form and substance satisfactory to Ford in its discretion, through the issuance of one or more press releases (in addition to a release at the time of the execution of this Agreement) that disclose both the use of CCS Units in the 2000 Navigator and Ford's arrangement to specify the Company's products in its vehicles.

     (c) Make available from time to time, at the discretion of Ford, executive and technical personnel chosen by Ford to speak about Ford's use of the Company's products at trade shows, conventions or market symposiums selected by the Company and agreed to by Ford.

     (d) Provide an incentive system that would have the effect of encouraging program managers to incorporate the CCS Units into their programs.

     (e) Provide high level purchasing management support to the Company by:

        (i) Arranging and attending meetings between Company employees designated by the Company and key vehicle line executives and program managers for the purpose of promoting the CCS feature on such line executives' and program managers' vehicle lines and programs; and

        (ii) Arranging meetings between Company employees designated by the Company and vehicle line executives at Mazda, Jaguar, Ford of Europe and Volvo to help promote the CCS feature on such line executives' vehicle lines.

     (f) Notify each of its relevant Tier 1. Suppliers that the Company is Ford's exclusive supplier of heating and cooling units for heated and cooled or heated and ventilated seats. As reasonably requested by the Company, Ford agrees to meet with the Company and Ford's Tier 1 Suppliers.


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     (g) Hold quarterly review meetings with the Company where the status of the purchases of CCS Units and incorporation of CCS Units into Designated Vehicles and Other Ford Vehicles is reported and progress measured against goals for both parties established at the immediately preceding quarterly review meeting required under this clause (g). The Company will be represented at the meeting by its CEO and Vice President of Sales and Marketing, and Ford will be represented by its Business Development Manager and such other Ford employees and executives as Ford deems appropriate.

                ARTICLE III

             OBLIGATIONS OF THE COMPANY

  3.1. Company Undertakings. In consideration of the exclusive rights granted to the Company by Ford hereunder, the Company agrees to continue to provide CCS Units for installation in Designated Vehicles that are technologically equal to or better than any competitive product that can be substituted for the CCS Unit.

  3.2. Pricing. Initial pricing for CCS Units shall be agreed to by the Company and Ford, with mutually agreed price reductions to be determined during the Exclusive Period. The Company's prices for CCS Units shall, during the Exclusive Period, be competitive with any products offered by other suppliers offering similar features.

  3.3. Quality Assurance. The Company will, at all times during the Exclusive Period, meet all of Ford's quality standards. The Company agrees to achieve QS-9000 status by a date to be agreed upon by Ford and the Company.
Ford may, at its sole discretion and without breaching this Agreement, periodically market test heated and cooled seats to ensure that technology, price and quality remain competitive. Failure of the Company to comply with Sections 3.1, 3.2 and 3.3 hereof and remain competitive in price, quality, delivery or technology will give rise solely to the termination rights set forth in Section 11.2 hereof, provided, that termination of the Directed Sourcing Arrangement does not negate, vitiate or otherwise affect the Company's obligations with respect to CCS Units previously delivered, including without limitation all warranty obligations.

  3.4. Volume Reports. The Company will maintain complete and accurate records of the number of CCS Units said to Tier 1 Suppliers for installation in components designated for installation onto Designated Vehicles and Other Ford Vehicles. The Company will deliver to Ford, within thirty (30) days after the end of each quarter, a detailed report (the "Volume Report") specifying the number of CCS Units sold to each Tier 1 Supplier for installation in components designated for installation into Designated Vehicles and Other Ford Vehicles during such quarter, the total number of CCS Units sold to all Tier 1 Suppliers for installation in components designated for installation into Designated Vehicles and Other Ford Vehicles during the current calendar year and the Cumulative Total sold by the Company to the Tier 1 Suppliers for installation in


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components designated for installation into Designated Vehicles and Other Ford
Vehicles during the Exclusive Period.

  3.5. Standard Terms and Conditions. The Company agrees that all sales to Tier 1 Suppliers of CCS Units shall be pursuant to, and the Company agrees to be bound by, the Standard Terms and Conditions. Nothing in this Agreement shall be deemed to modify, amend or supersede the Standard Terms and Conditions.

                 ARTICLE IV

              ISSUANCE OR WARRANTS

  4.1. The Warrants. (a) The Company agrees to issue to Ford Warrants in substantially the form attached to this Agreement as Annex A and incorporated In this Agreement by reference, to purchase the Aggregate Number of shares of fully paid and non-assessable Common Stock, subject to vesting in accordance with
Section 4.2 hereof and adjustment in accordance with Section 4.10 hereof. On the Closing Date, the Company shall issue to Ford Warrants to purchase 82,197 shares of fully paid and non-assessable Common Stock (such number representing one percent (1%) of the outstanding Common Stock on a Fully Diluted basis as of the Closing Date, or 7.6923% of the Aggregate Number as of the Closing Date), fully Vested and subject to adjustment in accordance with Section 4.10 hereof. On the day after the Class A Warrant Expiration Date, the Company shall issue to Ford Warrants to purchase that number of shares of fully paid and nonassessable Common Stock equal to the Aggregate Number as of the Class A Warrant Expiration Date minus the number of shares of Common Stock with respect to which Warrants had previously been issued to Ford hereunder, and such Warrants shall be subject to vesting in accordance with Section 4.2 and subject to adjustment in accordance with Section 4.10 hereof, provided, that (a) in the event Ford achieves the Base Volume Levels for calendar year 2001 during any of the first three calendar quarters of 2001, the Company shall issue to Ford on the date which is five (5) Business Days after delivery of the Volume Report indicating achievement of such Base Volume Levels for 2001 additional Warrants for that number of shares of fully paid and nonassessable shares of Common Stock equal to 7.6923% of the Aggregate Number as of such date (it being understood and agreed that if Ford achieves the 2001 Base Volume Levels during the fourth quarter of 2001, such Warrants will be issued on the Class A Warrant Expiration
Oats), and (b) in the event of a Change in Control prior to the Class A Warrant Expiration Date which results in all of the Warrants becoming fully Vested, the Company will issue to Ford Warrants to purchase that number of shares of Common Stock equal to the Aggregate Number less that number of shares of Common Stock for which Warrants have previously been issued to Ford immediately prior to the effective date of the Change of Control.

  (b) Within five (5) Business Days after the Class A Warrant Expiration
Date, the Company shall issue to Ford Warrants to purchase that number of shares of fully paid and non-assessable Common Stock equal to (1) that number of shares of Common

Stock issued by the Company during such calendar quarter as a result of the exercise of any Class A Warrants multiplied by (ii) one percent (1%), or, If Ford has achieved the Base Volume Levels for 2001 and additional Warrants have been issued to Ford pursuant to Section 4.1 prior to the Class A Warrant Expiration Date, two percent (2%). Such Warrants will be fully Vested upon issuance.

  (c) Within five (5) Business Days after the Class A Warrant Expiration
Date, the Company shall issue to Ford Warrants to purchase that number of shares of fully paid and non-assessable Common Stock equal to (i) that number of shares of Common Stock issued by the Company in all Incremental Equity Financings multiplied by (ii) one percent (1%) or, if Ford has achieved the Base Volume Levels for 2001, additional Warrants have been issued to Ford pursuant to
Section 4.1 prior to the Class A Warrant Expiration Date, and the shares issued in such Incremental Equity Financings were not included in the Aggregate Number prior to issuance of such Warrants, two percent (2%). Such Warrants will be fully Vested upon issuance.

  (d) The Company will deliver to Ford one or more certificates representing the Warrants issued to Ford in such denominations as Ford requests. Such certificates will be issued in Ford's name or in the name or names of its designee or designees, as the case may be, so long as such designees are Permitted Transferees. The Warrants shall expire on the Warrant Expiration Date.

  4.2. Vesting Schedule. (a) The Warrants shall become exercisable
("Vested") during the Exclusive Period as set forth in subparagraph (b) of this
Section 4.2, based on achievement of certain minimum purchases by Tier 1 Suppliers of CCS Units ("Base Volume Levels") and additional purchases by Tier 1 Suppliers of CCS Units ("Bonus Volume Levels") at the levels set forth in
Schedule 4.2(a) attached hereto and made a part hereof and determined as provided on such Schedule 4.2(a).

     (b) The Warrants will Vest as follows:

     (i) Initial Vesting: Warrants for the right to purchase 82,197 shares of fully paid and nonassessable Common Stock shall be Vested on the Closing Date, without regard to volume levels.

     (ii) Calendar year 2001: Five Business Days after the date of a Volume Report for a calendar quarter in the year 2001 indicating purchases of CCS Units equal to the Base Volume Level for 2001, Warrants for the right to purchase that number of shares of fully paid and nonassessable shares of Common Stock equal to 7.6923% of the Aggregate Number shall become Vested.

     (ill) Calendar year 2002: Five Business Days after the date of a Volume Report for a calendar quarter in the year 2002 indicating purchases of CCS Units equal to the Base Volume Level for 2002, Warrants for the right to purchase that number of shares of fully paid and nonassessable shares of Common Stock equal to 15.3846% of the Aggregate Number shall become Vested. In addition, five Business Days after the date of a Volume Report for a quarter in the year 2002 indicating purchases of a Cumulative Total of CCS Units equal to the Bonus Volume Level, Warrants for the right to purchase that number of shares of fully paid and nonassessable shares of Common Stock equal to 7.6923% of the Aggregate Number shall become Vested.

     (iv) Calendar year 2003: Five Business Days after the date of a Volume Report for a calendar quarter in the year 2003 indicating purchases of CCS Units equal to the Base Volume Level for 2003, Warrants for the right to purchase that number of shares of fully paid and non-assessable shares of Common Stock equal to 15.3846% of the Aggregate Number shall become Vested. In addition, five Business Days after the date of a Volume Report for a quarter in the year 2003 indicating purchases of a Cumulative Total of CCS Units equal to the Bonus Volume Level, Warrants for the right to purchase that number of shares of fully paid and nonassessable shares of Common Stock equal to 15.3846% of the Aggregate Number shall become Vested.

     (v) Calendar year 2004: Five Business Days after the date of a Volume Report for a calendar quarter in the year 2004 indicating purchases of CCS Units equal to the Base Volume Level for 2004, Warrants for the right to purchase that number of shares of fully paid and non-assessable shares of Common Stock equal to 15.3846% of the Aggregate Number shall become Vested. In addition, five Business Days after the date of a Volume Report for a quarter In the year 2004 indicating purchases of a Cumulative Total of CCS Units equal to the Bonus Volume Level, Warrants for the right to purchase that number of shares of fully paid and non-assessable shares of Common Stock equal to 15.3846% of the Aggregate Number shall become Vested;

Provided, that, (A) the Vesting of any Warrants which do not Vest in any given calendar year because the Base Volume Levels or the Bonus Volume Levels for such year, as applicable, are not achieved shall be carried over to the next succeeding calendar year, provided, that the Vesting of any Warrants which do not Vest in 2004 shall only be carried forward if Ford has elected to extend the Exclusive Period through December 31,2006 as provided in Section 2.1. If, during the next succeeding calendar year, Ford achieves the Base Volume Levels for such year, then any purchases of CCS Units which exceed that years Base Volume Levels may be applied by Ford to achievement of the Base Volume Levels or Bonus Volume Levels, as applicable, for the immediately preceding calendar year, and upon achievement of such levels, the Warrants which were eligible to become Vested In the preceding year shall become Vested, (B) notwithstanding anything herein to the contrary, in the event the Cumulative Total of CCS Units equals or exceeds the Bonus Volume Levels in any year which is earlier than the years set forth above, those Warrants which would become Vested as a result of achievement of such Bonus Volume Levels shall become Vested at the time of such achievement.

     (c) The Warrants may also become Vested as provided in Section 4.15.

  (d) Notwithstanding that the Warrants may be Vested, Ford covenants and agrees that, without the consent of the Company, it will not exercise the Warrants, in whole or in part, at any time if, as a result of such exercise, Ford's ownership of Common Stock acquired through exercise of the Warrants would exceed 9.9% of the outstanding Common Stock, as reported in the Company's most recent Form 10-Q or Form 10-K.

  4.3. Exercise Price.

     The exercise price per share of Common Stock issued under each Warrant will be based upon the year in which Ford achieves the Base Volume Levels or Bonus Volume Levels, as applicable, resulting In such Warrant becoming Vested (notwithstanding when the Volume Report indicating achievement of such levels is delivered), as set forth in the table below, as adjusted in accordance with Section 4.10 (the "Exercise Price"):

----------------------------------------------------------------
Year         2000      2001     2002     2003     2004      2005
Vested
----------------------------------------------------------------
Exercise    $2.75     $3.75    $4.75    $5.75    $6.75     $7.75
Price
----------------------------------------------------------------

  4.4. Exercise

     (a) Subject to the limitation in Section 4.2(c), the Warrants may be exercised in whole or in part at any time or from time to time on or after the date such Warrant becomes Vested on any day that is a Business Day, for all or any part of the number of Warrant Shares purchasable upon its exercise, in order to exercise any Warrant, in whole or in part, a Holder will deliver to the Company at the address designated by the Company pursuant to Section 12.4, (i) a written notice of such Holder's election to exercise its Warrants, which notice will specify the number of Warrant Shares to be purchased pursuant to such exercise, (ii) the Exercise Price, in an amount equal to the aggregate purchase price, for all Warrant Shares to be purchased pursuant to such exercise, in cash or other immediately available funds, and (iii) its Warrant(s). Such notice will be substantially in the form of the subscription form attached to the Warrants. In the case of payment of all or a portion of the Exercise Price pursuant to
Section 4.4(b), the direction by the exercising Holder to make a Cashless Exercise (as defined below) shall serve as accompanying payment for that portion of the Exercise Price. Upon receipt of such subscription form, the Company will, as promptly as practicable, and in any event within three (3) Business Days, execute, or cause to be executed, and deliver to such Holder a certificate or certificates representing the aggregate number of Warrant Shares, as provided In this Agreement. The stock certificate or certificates so delivered will be in such denominations as may be specified in such notice and will be registered in the name of such Holder, or such other name of a Permitted Transferee as designated in such notice. A Warrant will be deemed to have been exercised, such certificate or certificates will be deemed to have been issued, and such Holder or any other Person so designated or named in such notice will be deemed to have become a holder of record of such shares for all purposes, as of the date that such notice, together with payment of the Exercise Price and the Warrant(s), is received by the Company. If a Warrant has been exercised in part, the Company will, at the time of delivery of such certificate or certificates, deliver to such Holder a new Warrant evidencing the rights of such Holder to purchase a number of Warrant Shares with respect to which the Warrant has not been exercised, which new Warrant will, In all other respects, be identical with the Warrants, or, at the request of such Holder, appropriate notation may be made on the Warrant and the Warrant shall be returned to such Holder.

     (b) Each exercising Holder shall have the right to pay all or a portion of the Exercise Price by making a "Cashless Exercise" pursuant to this
Section 4.4(b), in which case the portion of the Exercise Price to be so paid shall be paid by reducing the number of Warrant Shares otherwise issuable pursuant to the exercise by an amount equal to (A) the aggregate Exercise Price to be so paid divided by (B) the Market Value Per Share. The number of shares of Common Stock to be issued to the exercising Holder as a result of a Cashless Exercise will therefore be as follows:

(Market Value Per Share-Exercise Price per share) x Cashless Exercise Amount*
              Market Value Per Share

  The cashless Exercise Amount in the above formula is that portion of the Exercise Amount (expressed as a number of shares of Common Stock) with respect to which the Exercise Price is being paid by Cashless Exercise pursuant to this Section 4.4(b).

  4.5. Warrant Register. The Company will, at all times while any of the Warrants remain outstanding and exercisable, keep and maintain at its Principal Office a register in which the registration, transfer, and exchange of the Warrants will be recorded (the "Warrant Register"). The Company will not at any time, except upon the dissolution, liquidation, or winding up of the Company, close such register so as to result in preventing or delaying the exercise or transfer of any Warrant.

  4.6. Legend. The Warrants and the Warrant Shares have not been registered under the Securities Act or qualified under applicable state securities laws. Accordingly, unless there is an effective registration statement and qualification respecting the Warrants and the Warrant Shares under the Securities Act or under applicable state securities laws at the time of exercise of a Warrant, any stock certificate issued pursuant to the exercise of a Warrant will bear the following legend:

  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAWS, AND MAY NOT BE PLEDGED, SOLD, OFFERED FOR SALE, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF REGISTRATION UNDER OR EXEMPTION FROM SUCH ACT AND ALL APPLICABLE STATE SECURITIES LAWS. THE COMPANY MAY REQUIRE AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT THAT A

  PROPOSED TRANSFER OR SALE IS IN COMPLIANCE WITH THE ACT, EXCEPT THAT NO SUCH OPINION SHALL BE REQUIRED FOR TRANSFERS OR SALES PURSUANT TO REGISTRATION UNDER THE ACT."

  4.7. Payment of Taxes. The Company shall pay all stamp taxes attributable to the initial issuance of shares or other securities issuable upon the exercise of each Warrant or issuable pursuant to Section 4.10 hereof, excluding any tax or taxes which may be payable because of the transfer involved In the issuance or delivery of any certificates for shares or other securities in a name other than that of the exercising Holder in respect of which such shares or securities are issued.

  4.8. Replacement Warrant. if any Warrant is mutilated, lost, stolen or destroyed, the Company shall issue and deliver in exchange and substitution for and upon cancellation of the mutilated Warrant, or in lieu of and in substitution for the Warrant lost, stolen or destroyed, a new Warrant of like tenor and representing an equivalent right or interest, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction of such Warrant and upon receipt of indemnity reasonably satisfactory to the Company; provided, that if the Holder is Ford, an Affiliate of Ford, a financial institution or other institutional investor, its own unsecured indemnity agreement shall be satisfactory.

  4.9. Reservation of Common Stock and Other Covenants.

     (a) The Company shall at all times reserve and keep available out of the aggregate of its authorized but unissued shares, free of preemptive rights, such number of its duly authorized shares of Common Stock, or other stock or securities deliverable pursuant to Section 4.10 hereof, as shall be sufficient to enable the Company at any time to fulfill all of its obligations under this Agreement and the Warrants.

     (b) If any shares of Common Stock reserved or to be reserved for the purpose of exercise of the Warrants, or any shares or other securities reserved or to be reserved for the purpose of Issuance pursuant to Section 4.10 hereof, require registration with or approval of any governmental authority under any federal or state law before such shares or other securities may be validly delivered upon exercise of any Warrant, then the Company covenants that it will, at its sole expense, secure such registration or approval, as the case may be (including but not limited to approvals or expirations of waiting periods required under the Hart-Scott-Rodino Antitrust Improvements Act).

     (c) In the event of any reasonable determination by any Holder that, by reason of any existing or future federal or state law, statute, rule, regulation, guideline, order, court or administrative ruling, request or directive (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) (any such item, a "Regulatory Requirement"), such Holder is effectively restricted or prohibited from holding its Warrants or the related Warrant Shares (including any shares of capital stock or other securities distributable to such Holder in any merger, reorganization, readjustment or other reclassification), or otherwise realize upon or receive the benefits intended under its Warrants, the Company shall, and shall use its best efforts to have its shareholders, take such ,action as such Holder may deem reasonably necessary to permit such Holder to comply with such Regulatory Requirement. The reasonable costs of taking such action, whether by the Company, the affected Holder or otherwise, shall be borne by the Company. Such action to be taken may include without limitation the Company's authorization of one or more new classes of capital stock for which such Warrants may be exercised or to make such modifications and amendments to the Articles of Incorporation, this Agreement, the related Warrants or any other documents and instruments related to or executed in connection herewith or with the Warrants as may be deemed reasonably necessary by such Holder. Such Holder shall give written notice to the Company of any such determination and the action or actions necessary to comply with such Regulatory Requirement, which notice and determination shall be conclusive absent manifest error, and the Company shall take all steps necessary to comply with such determination as expeditiously as possible.

     (d) The Company covenants that all shares of Common Stock that may be delivered upon exercise of each Warrant shall upon delivery by the Company be duly authorized and validly issued, fully paid and nonassessable, free from all taxes, liens and charges with respect to the issue or delivery thereof and otherwise free of all other Liens.

  4.10. Adjustments to Aggregate Number.

     (a) The Aggregate Number shall be subject to adjustment from time to time as follows and, thereafter, as adjusted, shall be deemed to be the Aggregate Number hereunder.

        (i) On the Closing Date, the Company shall exclude all of the Class A Warrants when determining the total number of outstanding shares of Common Stock on a Fully Diluted basis. The Aggregate Number shall be adjusted as of the Class A Warrant Expiration Date by adding to the then Aggregate Number a number equal to 13% multiplied by the number of Class A Warrant Shares issued during the period from the Closing Date through the Class A Warrant Expiration Date.

        (ii) in case at any time or from time to time the Company shall:

           (A) take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend payable in, or other distribution of, Common Stock (a "Stock Dividend"),

           (B) subdivide Its outstanding shares of Common Stock into a larger number of shares of Common Stock, including without limitation by means of a stock split (a "Stock Subdivision"), or

           (C) combine Its outstanding shares of Common Stock into a smaller number of shares of Common Stock (a "Stock Combination"), then the Aggregate Number In effect immediately prior thereto shall be (1) proportionately increased in the case of a Stock Dividend or a Stock Subdivision and (2) proportionately decreased in the case of a Stock Combination. In the event the Company shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Company shall be deemed to have made a Stock Dividend in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

        (iii) In case at any time or from time to time the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive any dividend or other distribution with no consideration therefor (collectively, a "Distribution") of:

           (A) cash,

           (B) any evidences of its indebtedness (other than Convertible Securities), any shares of its capital stock (other than additional shares of Common Stock or Convertible Securities) or any other securities or property of any nature whatsoever (other than cash) or

           (C) any options, warrants or other rights to subscribe for or purchase any of the following: any evidences of indebtedness (other than Convertible Securities), any shares of its capital stock (other than additional shares of Common Stock or Convertible Securities) or any other securities or property of any nature whatsoever, then each Holder shall be entitled to elect by written notice to the Company to receive (A) immediately and without further payment the cash, evidences of indebtedness, stock, securities, other property, options, warrants and/or other rights (or any portion thereof) to which such Holder would have been entitled by way of such Distribution as if such Holder had exercised its Warrant(s) immediately prior to such Distribution or (B) upon the exercise of its Warrant(s) at any time on or after the taking of such record, the number of Warrant Shares to be received upon exercise of such Warrant(s) determined or stated herein and, in addition and without further payment, the cash, evidences of indebtedness, stock, securities, other property, options, warrants and/or other rights (or any portion thereof) to which such Holder would have been entitled by way of such Distribution end subsequent dividends and distributions through the date of exercise as if such Holder (1) had exercised its Warrant(s) immediately prior to such Distribution and (2) had retained the Distribution in respect of the Common Stock and all subsequent dividends and distributions of any nature whatsoever in respect of any stock or securities paid as dividends and distributions and originating directly or indirectly from such Common Stock.

  A reclassification of the Common Stock into shares of Common Stock and shares of any other class of stock shall be deemed a Distribution by the Company to the holders of its Common Stock of such shares of such other class of stock and, if the outstanding shares of Common Stock shall be changed into a larger or smaller number of shares of Common Stock as a part of such reclassification, such event shall be deemed a Stock Subdivision or Stock Combination, as the case may be, of the outstanding shares of Common Stock within the meaning of Section 4.10(a) hereof.

     (iv) During the period (the "Incremental Equity Financing Period") from the Closing Date to September 1, 2000, in the event the Company issues any Capital Stock or warrants (other than the Warrants), options or other Convertible Securities (each, an "Incremental Equity Financing"), then upon the consummation of each such Incremental Equity Financing, the Aggregate Number will, as an anti-dilution adjustment, be increased by a number of shares of Common Stock (such additional number of shares of Common Stock, in each case, an "Anti-Dilution Increase"), equal to thirteen percent (13%) of the shares of Common Stock issued in such Incremental Equity Financing, or issuable upon full exercise or conversion of the Capital Stock or convertible Securities issued in such Incremental Financing. Notwithstanding the foregoing, no Anti-Dilution Increase shall be made for any of the following issuances of Capital Stock (and only for such issuances): (A) the issuance of Common Stock upon exercise of any warrants, options or other Convertible Securities convertible into any Capital Stock of the Company that were issued prior to the Closing Date and are listed on Schedule 4.10 attached hereto, (B) the issuance of additional stock options or the issuance of Common Stock upon the exercise of such additional stock options, pursuant to the Company's 1993 Stock Option Plan and 1997 Stock Incentive Plan, and (C) issuances of Capital Stock for cash in connection with Incremental Equity Financings completed during the Incremental Equity Financing Period after the aggregate net proceeds of all such financings exceed $15,000,000. The Company shall give prompt written notice of all equity issuances, including copies of all related documents, promptly to the Holders of the Warrants upon consummation thereof, whether or not such issuance is subject to the Anti-Dilution Increase.

     (v) The following provisions shall be applicable to the making of adjustments of the Aggregate Number provided above in this Section 4.10(a):

           (A) The adjustments required by the preceding paragraphs of this Section 4.10 shall be made whenever and as often as any specified event requiring an adjustment shall occur, except that no adjustment of the Aggregate Number that would otherwise be required shall be made (except in the case of a Stock Subdivision or Stock Combination, as provided for in Section 4.10(a)(ii) hereof) unless and until such adjustment either by itself or with other adjustments not previously made adds or subtracts at least one (1) share to or from the Aggregate Number immediately prior to the making of such adjustment. Any adjustment representing a change of less than such minimum amount (except as aforesaid) shall be carried forward and made as soon as such adjustment, together with other adjustments required by this Section 4.10 and not previously made, would result in a minimum adjustment. For the purpose of any adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence.

           (B) In computing adjustments under this Section 4.10(a), fractional in Common Stock shall be taken into account to the nearest one-hundredth (0.01) of a share.

           (C) If the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or distribution or subscription or purchase rights and shall, thereafter and before the distribution to shareholders thereof, legally abandon its plan to pay or deliver such dividend, distribution, subscription or purchase rights, then no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.

  (b) In case at any time the Company shall initiate any transaction or be a party to any transaction (including, without limitation, a merger, consolidation share exchange, sale, lease or other disposition of all or substantially all of the Company's assets, liquidation, recapitalization or reclassification of the Common Stock) in connection with which the Common Stock shall be changed into or exchanged for different securities of the Company or capital stock or other securities of another corporation or interests in a non-corporate entity or other property (including cash) or any combination of the foregoing (each such transaction, a "Transaction"), then, as a Condition of the consummation of the Transaction, lawful, enforceable and adequate provision shall be made so that each Holder shall be entitled to elect by written notice to the Company to receive (i) a new warrant in form and substance similar to, and in exchange for, its Warrant(s) to purchase all or a portion of such securities or other property or (ii) upon exercise of its Warrant(s) at any time on or after the consummation of the Transaction, in lieu of the Warrant Shares issuable upon such exercise prior to such consummation, the securities or other property (including cash) to which such Holder would have been entitled upon consummation of the Transaction if such Holder had exercised its Warrant(s) immediately prior thereto (subject to adjustments from and after the consummation date as nearly equivalent as possible to the adjustments provided in this Section 4.10). The Company will not effect any Transaction unless prior to the consummation thereof each corporation or other entity (other than the Company) which may be required to deliver any new warrant, securities or other property as provided herein shall assume, by written instrument delivered to such Holder, the obligation to deliver to such Holder such new warrant, securities or other property as in accordance with the foregoing provisions such Holder may be entitled to receive and such corporation or entity shall have delivered representations and warranties to such Holder stating that all of the terms of the new warrant or the original Warrant shall be enforceable against the Company and such corporation or entity in accordance with the terms hereof and thereof. The foregoing provisions of this Section 4.10(b) shall similarly apply to successive Transactions.

  (c) In case at any time or from time to time the Company shall take any action of the type contemplated in Section 4.10(a) or (b) hereof but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then, unless in the opinion of the board of directors such action will not have a material adverse effect upon the rights of any Holder (taking into consideration, if necessary, any prior actions which the board of directors deemed not to materially adversely affect the rights of any Holder), the Aggregate Number shall be adjusted in such manner and at such time as the board of directors of the Company may in good faith determine to be equitable in the circumstances.

  (d) Whenever the Aggregate Number is to be adjusted pursuant to this
Section 4.10, (other than pursuant to Section 4.1O(a)(i) or Section 4.10(a)(iv)), the exercise Price shall be simultaneously adjusted to a price determined by multiplying the Exercise Price in effect immediately prior to such adjustment by a fraction, the numerator of which is the pre-adjustment Aggregate Number and the denominator of which is the post-adjustment Aggregate Number.

  (e) Whenever the Aggregate Number is to be adjusted pursuant to this
Section 4.10 the Company shall forthwith obtain a certificate signed by a firm of independent accountants of recognized national standing selected by the board of directors of the Company, setting forth, in reasonable detail, the event requiring the adjustment and the method by which such adjustment is to be calculated. The certificate shall set forth, the new Aggregate Number, the new Exercise Price, and, if applicable, any new securities or property to which each respective Holder is entitled. The Company shall promptly cause a copy of such certificate, signed by the chief financial officer of the Company, to be delivered to each Holder. The Company shall keep at its Principal Office copies of all such certificates and cause the same to be available for inspection at said office during normal business hours by any Holder or any prospective purchaser of a Warrant (in whole or in part) if so designated by a Holder.

  4.11. No Impairment. The Company will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, share exchange, dissolution or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Agreement or the Warrants, including without limitation the adjustments required under Section 4.10 hereof, and will at all times in good faith assist in the carrying out of all such terms and in taking of all such action as may be necessary or appropriate to protect the rights and benefits of the Holder pursuant to this Agreement and the Warrants. Without limiting the generality of the foregoing and notwithstanding any other provision of the Warrants to the contrary (including by way of implication), the Company (a) will not increase the par value of any shares of Common Stock receivable on the exercise of the Warrants above the Exercise Price and (b) will take all such action as may be necessary or appropriate so that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock on the exercise of the Warrants.

  4.12. Transfers of the Warrants.

     (a) The Warrants may not be transferred, sold or otherwise disposed of by the Holders other than to Permitted Transferees, and subject to the provisions of this Section 4.12. The Warrants and the Warrant Shares are issued or issuable subject to the provisions and conditions contained herein, and every Holder hereof by accepting the same agrees with the Company to such provisions and conditions, and represents to the Company that the Warrants have been acquired and the Warrant Shares will be acquired for the account of the Holders for investment and not with a view to or for sale in connection with any distribution thereof.

     (b) The Holders agree that the Warrants and the Warrant Shares may not be sold, transferred or otherwise disposed of to any Permitted Transferee except pursuant to an effective registration statement under the Securities Act and applicable state securities laws or pursuant to an applicable exemption from the registration requirements of the Securities Act and such state securities laws. In the event that any Holder transfers the Warrants or the Warrant Shares pursuant to an applicable exemption from registration, the Company may request, at its expense, an opinion of counsel that the proposed transfer does not violate the Securities Act and applicable state securities laws.

  4.13. Rights of Transferees. The rights granted to the Holders hereunder and under each Warrant shall pass to and inure to the benefit of all Permitted Transferees of all or any portion of a Warrant (provided that each Holder and any transferee shall hold such rights in proportion to their respective ownership of the Warrants and Warrant Shares) until extinguished pursuant to the terms hereof.

  4.14. Right of First Refusal. (a) Subject to the provisions of applicable law, Ford shall have the right to sell or otherwise dispose of any shares of Common Stock acquired by Ford through exercise of the Warrant in any open market transaction or any brokerage transaction. If Ford desires to sell or dispose of any such shares of Common Stock in a transaction other than an open market transaction or brokerage transaction (a "Nonmarket Transfer"), Ford will deliver a written notice (the "Sale Notice") to the Company, disclosing in reasonable detail the identity of the prospective transferee (the "Buyer"), the shares of Common Stock proposed to be transferred (the "Offered Common Shares") and the terms and conditions of the proposed Nonmarket Transaction. Ford will not consummate any such Nonmarket Transaction except in accordance with this Section. The Company, or at the option of the Company, one or more of its shareholders, may elect to purchase all, but not less than all, of the Offered Common Shares upon the same terms and conditions as those set forth in the Sale Notice by delivering a written notice of such election to Ford within ten (10) Business Days after the receipt of the Sale Notice by the Company.

     (b) If the Company has not elected to purchase all of the Offered
Common Shares in cash within ten (10) Business Days of the delivery of the Sale Notice, Ford may, during the 30-day period immediately following such ten (10) Business Day period, (i) transfer all of the Offered Common Shares to the third party Buyer at a price and on terms no more favorable to the transferee than those specified in the Sale Notice, or (ii) make no Transfer. Any of the Offered Common Shares not transferred within such 30-day period will be subject to the provisions of this Section 4.14 in the event of a subsequent Nonmarket Transaction.

  4.15. Change of Control. (a) Upon the occurrence of a Change of Control, all Warrants (including Unvested Clawback Base Warrants) other than (i) Warrants which expired prior to such Change of Control, and (ii) Unvested Clawback Bonus Warrants, shall become Vested (or, if prior to the Class A Warrant Expiration Date, all Warrants not previously issued to Ford will be issued and be Vested and immediately exercisable upon issuance) immediately prior to the effective date of the Change of Control, without regard to Base Volume Levels or Bonus Volume Levels. Unvested Clawback Bonus Warrants will be treated as described in subparagraphs (b) and (c) below.

     (b) Upon the occurrence of a Change of Control defined in subparagraph (a) of the definition of "Change of Control", the Unvested Clawback Bonus Warrants will remain outstanding and the Company will cause the consideration (including cash, securities or other property) to which the Holder of the Unvested Clawback Bonus Warrants would have been entitled upon consummation of the Change of Control transaction if such Unvested Clawback Bonus Warrants had been Vested and exercised by the Holder immediately prior thereto to be deposited in an interest bearing escrow account (to the extent the escrow account includes cash) with an escrow agent acceptable to Ford. Upon receipt of the final year-end Volume Report for the year in which the Change of Control occurred, (a) if Ford has achieved the Bonus Volume Level for such year, the Unvested Clawback Bonus Warrants shall be exchanged by the Holder thereof for the cash, securities and/or other property in the escrow account, and the escrow agent shall deliver to such Holder such cash, securities and/or other property in the escrow account, or (b) if Ford has not achieved the Bonus Volume Level for such year, the Unvested Clawback Bonus Warrants shall be canceled and the escrow agent shall deliver the balance of the escrow account to [the Control Group]. The Company will not affect any Change of Control transaction as described in this subsection unless prior to the consummation thereof each corporation or entity a party thereto assumes and agrees to be bound by the provisions of this Section 4.15(b).

     (c) Upon the occurrence of a Change of Control defined in subparagraph (b) of the definition of Change of Control, the Unvested Clawback Bonus Warrants will remain outstanding until the Company delivers the final year-end Volume Report for the year in which the Change of Control occurred. Upon receipt of the final year-end Volume Report for the year in which the Change of Control occurred, (i) if Ford has achieved the Bonus Volume Level for such year, the Unvested Clawback Bonus Warrants shall Vest and be exercisable as provided in this Agreement, or (ii) if Ford has not achieved the Bonus Volume Lever for such year, the Unvested Clawback Bonus Warrants shall be canceled.

     (d) Notwithstanding anything herein to the contrary, upon the occurrence of a Change of Control defined in subparagraph (a) of the definition of "Change of Control" in which the consideration to the Company's shareholders in exchange for their shares of Capital Stock of the Company includes forms of consideration other than cash, Ford may elect to waive the accelerated Vesting of the Warrants, in which case the Warrants which have not previously expired will remain outstanding after such Change of Control, subject to the provisions of Section 4.10(b) hereof, and continue to Vest as provided in this Agreement. Such election to waive accelerated Vesting shall be exercised by Ford in its sole discretion after consultation with the Company prior to the effective date of such Change of Control.

     (e) The provisions of this Section 4.15 shall not apply to any Change of Control which occurs after December 31, 2004.

                 ARTICLE V

              REGISTRATION RIGHTS

  5.1. Demand Registration. At any time after Ford has purchased at least 200,000 shares of Common Stock pursuant to the exercise of the Warrant, Ford may, upon not more than one (1) occasion, make a written request to the Company requesting that the Company effect the registration of all or any requested portion of the Registrable Securities. After receipt of such a request, the Company will, as soon as practicable, notify all Holders of such request and use its best efforts to effect the registration of all Registrable Securities that the Company has been so requested to register by any Holder for resale, all to the extent required to permit the disposition (in accordance with the intended method or methods thereof) of the Registrable Securities so registered.

  5.2. Piggyback Registration. If the Company at any time proposes to file on its behalf or on behalf of any of its security holders a registration statement under the Securities Act on any form (other than a registration statement filed pursuant to a demand under the Unit Purchase Option dated February 18, 1997 as in effect on the Closing Date and without giving effect to any subsequent amendment of such Unit Purchase Option) and other than pursuant to Section 5.1 and other than a registration statement on Form S-4 or S-8 or any successor form unless such forms are being used in lieu of or as the functional equivalent of, registration rights) for any class that is the same or similar to Registrable Securities, it will give written notice setting forth the terms of the proposed offering and such other information as the Holders may reasonably request to all holders of Registrable Securities at least thirty (30) days before the initial filing with the Commission of such registration statement, and offer to include in such filing such Registrable Securities as any Holder may request. Each Holder of any such Registrable Securities desiring to have Registrable Securities registered under this Section 5.2 will advise the Company in writing within fourteen (14) days after the date of receipt of such notice from the Company, setting forth the amount of such Registrable Securities for which registration is requested. Failure to give such notice shall be deemed a waiver of the rights of the Holders under this Section 5.2 with respect to such proposed registration, but not with respect to any subsequent registration. The Company will thereupon include in such filing the number of Registrable Securities for which registration is so requested, and will use its best efforts to effect registration under the Securities Act of such Registrable Securities.

     Notwithstanding the foregoing, if the managing underwriter or underwriters, if any, of such offering determines that inclusion of all of the Registrable Securities requested to be included exceeds the number which can be sold in such offering without materially and adversely affecting the marketability of the offering, then the amount of securities to be offered for the accounts of Holders will be reduced pro rata (according to the Registrable Securities proposed to be registered) to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended by such managing underwriter or underwriters; provided, however, that if securities are being offered for the account of other Persons as well as the Company, then with respect to the Registrable Securities intended to be offered by Holders, Registrable Securities shall be allocated among such other Persons and Holders pro rata based on the number of shares for which registration was requested.

  5.3. Form S-3 Registrations. In addition to the registration rights provided in Sections 5.1 and 5.2 above, if at any time the Company is eligible to use Form S-3 (or any successor form) for registration of secondary sales of Registrable Securities, any Holder of Registrable Securities may request in writing that the Company register shares of Registrable Securities on such form but no such request may be made with respect to less than twenty-five percent (25%) of the outstanding Registrable Securities. Upon receipt of such request, the Company will promptly notify all holders of Registrable Securities in writing of the receipt of such request and each such Holder may elect (by written notice spit to the Company within thirty (30) days of receipt of the Company's notice) to have its Registrable Securities included in such registration pursuant to this Section 5.3. Thereupon, the Company will, as soon as practicable, use its best efforts to effect the Registration on Form S-3 of all Registrable Securities that the Company has so been requested to register by such Holder for sale. The Company will use its best efforts to qualify and maintain its qualification for eligibility to use Form S-3 for such purposes.

  5.4. Rule 144 and Rule 144A Exemptions.

     Notwithstanding the foregoing, the Company will not be obligated to register any Registrable Securities as to which counsel acceptable to the Holders (which may be counsel to the Company) renders an opinion in form and substance satisfactory to the Holders to the effect that such Registrable Securities are freely salable without limitation as to volume, manner of sale, or otherwise under Rule 144 or 144A under the Securities Act

  5.6. Registration Procedures.

     In connection with any registration of Registrable Securities under this Article V, the Company shall, as soon as reasonably practicable:

        (a) prepare and file with the Commission a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become and remain effective until the earlier of such time as all Registrable Securities subject to such registration statement have been disposed of or the expiration of two hundred seventy (270) days;

        (b) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all Registrable Securities covered by such registration statement until the earlier of such time as all of such Registrable Securities have been disposed of or the expiration of two hundred seventy (270) days (except with respect to registrations effected on Form S-3 or any successor form, as to which no such period shall apply); provided, however, that the Company shall not be required to file, cause to become effective or maintain the effectiveness of any registration statement that contemplates a distribution of securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act;

        (c) furnish to each Holder such number of copies of the registration statement and prospectus (including, without limitation, a preliminary prospectus) in conformity with the requirements of the Securities Act (in each case including all exhibits) and each amendment or supplement thereto, together with such other documents as any Holder may reasonably request;

        (d) use its best efforts to register or qualify the Registrable Securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions within the United States and its territories and possessions as each Holder reasonably requests, and do such other acts and things as may be reasonably required of it to enable such holder to consummate the disposition in such jurisdiction of the securities covered by such registration statement;

        (e) otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to its securities holders, as soon as practicable, an earnings statement covering the period of at least twelve months beginning with the first month after the effective date of such registration statement, which earnings statement will satisfy the provisions of Section 11(a) of the Securities Act;

        (f) provide and cause to be maintained a transfer agent and registrar for Registrable Securities covered by such registration statement from and after a date not later than the effective date of such registration statement;

        (g) if requested by the underwriters for any underwritten offering or Registrable Securities on behalf of a Holder of Registrable Securities pursuant to a registration requested under Section 5.1 or Section 5.2, the Company will enter into an underwriting agreement with such underwriters for such offering, such agreement to contain such representations and warranties by the Company and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, including, without limitation, provisions with respect to indemnities and contribution as are reasonably satisfactory to such underwriters and the Holders; the Holders on whose behalf Registrable Securities are to be distributed by such underwriters will be parties to any such underwriting agreement and the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters, will also be made to and for the benefit of such Holders of Registrable Securities; and no Holder of Registrable Securities will be required by the Company to make any representations or warranties to or agreements with the Company or the underwriters other than reasonable and customary representations, warranties, or agreements regarding such Holder, such Holders Registrable Securities, such Holder's intended method or methods of disposition, and any other representation required by law;

        (h) use its best efforts to furnish, at the written request of any Holder, on the date that such Registrable Securities are delivered to the underwriters for sale pursuant to such registration, or, if such Registrable Securities are not being sold through underwriters, on the date that the registration statement with respect to such Registrable Securities becomes effective, (i) an opinion in form and substance reasonably satisfactory to such Holders, and addressing matters customarily addressed in underwritten public offerings, of the counsel representing the Company for the purposes of such registration (who will not be an employee of the Company and who will be reasonably satisfactory to such Holders), addressed to the underwriters, if any, and to the selling Holders; and (ii) a letter (the "comfort letter") in form and substance reasonably satisfactory to such Holders, from the independent certified public accountants of the Company, addressed to the underwriters, if any, and to the selling Holders making such request (and, if such accountants refuse to deliver the comfort letter to such Holders, then the comfort letter will be addressed to the Company and accompanied by a letter from such accountants addressed to such Holders stating that they may rely on the comfort letter addressed to the Company); and

        (i) during the period when the registration statement is required to be effective, notify each selling Holder of the happening of any event as a result of which the prospectus included in the registration statement contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     It will be a condition precedent to the obligation of the Company to take any action pursuant to this Article V in respect of the Registrable Securities that are to be registered at the request of any Holder of Registrable Securities that such Holder furnish to the Company such information regarding the Registrable Securities held by such Holder and the intended method of disposition thereof as is reasonably requested in connection with the action taken by the Company. The managing underwriter or underwriters, if any, for any offering of Registrable Securities to be registered pursuant to Section 5.1 or Section 5.3 will be selected by the Holders. The managing underwriter or underwriters for any offering pursuant to Section 5.2 will be selected by the Company and approved by the Holders, which approval shall not be unreasonably withheld or delayed.

  5.6. Allocation of Expenses.

     Except as provided in the following sentence, the Company will bear all expenses arising or incurred in connection with any of the transactions contemplated by this Article V, including, without limitation, (a) all expenses, incident to filing with the Commission or any securities exchange or the National Association of Securities Dealers, Inc.; (b) registration fees; (c) printing expenses; (d) accounting and legal fees and expenses; (e) expenses of any special audits or comfort letters incident to or required by any such registration or qualification; and (f) expenses of complying with the securities or blue sky laws of any jurisdictions in connection with such regIstration or qualification. Each Holder will severally bear its pro rata share of the discounts and commissions relating to its sale of its Registrable Securities, and its pro rata share of the fees of underwriters, selling brokers, dealers, managers or similar security industry professionals relating to the distribution of its Registrable Securities.

  5.7. Listing on Securities Exchange. If the Company lists any shares of Capital Stock on any securities exchange or on the National Association of Securities Dealers, Inc. Automated Quotation System or similar system, it will, at its expense, list thereon, maintain and, when necessary, increase such listing of all Registrable Securities.

  5.8. Holdback Agreement. If any registration pursuant to Section 5.2 is in connection with a Public Offering, each Holder of Registrable Securities agrees, if so required by the managing underwriter, not to effect any public sale or distribution of Registrable Securities (other than as part of such Public Offering) during the period beginning seven (7) days prior to the effective date such registration statement and ending on the one hundred twentieth (120th) day after the effective date of such registration statement; provided however, that each Person that is an officer, director, or beneficial owner of one percent (1%) or more of the outstanding shares of any class of Capital Stock enters into such an agreement.

  1.9. Rule 144 and Rule 144A Availability. So long as any Holder holds any Registrable Securities, the Company will take such action as such Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Registrabie Securities without registration pursuant to and in accordance with (a) Rule 144 or Rule 144A under the Securities Act, as such Rule may be amended from time to time, or (b) any similar rule or regulation adopted by the Commission. Upon the request of any such Holder of Registrable Securities, the Company will deliver to Such Holder a written statement as to whether it has complied with such requirements.

                 ARTiCLE VI

            CONDITIONS TO THE OBLIGATION
               OF FORD TO CLOSE

     The execution of this Agreement and the issuance of the Warrants shall take place at the closing (the "Closing") to be held on March 27, 2000, or at such other time as Ford and the Company may agree (the "Closing Date"). The obligation of the Ford to enter into this Agreement and to perform any obligations hereunder shall be subject to the satisfaction as determined by Ford of the following conditions on or before the Closing Date;

  6.1. Representations and Warranties. The representations and warranties contained in Article VIII hereof shall be true and correct on and as of the Closing Date as if made on and as of such date.

  6.2. Compliance with this Agreement. The Company shall have performed and complied in all material respects with all of the agreements and conditions set forth or contemplated herein that are required to be performed or complied with by the Company on or before the Closing Date.

  6.3. Officer's Certificate. Ford shall have received a certificate dated as of the Closing Date from the chief executive officer and chief financial officer of the Company, in form and substance satisfactory to Ford, to the effect that (a) all representations and warranties of the Company contained in this Agreement are true, correct and complete, (b) the Company is not in violation in any material respect of any of the covenants contained in this Agreement and (c) all conditions precedent to the Closing of this Agreement to be performed by the Company have been duly performed in all material respects.

  6.4. Secretary's Certificates. Ford shall have received a certificate from the Company dated the Closing Date and signed by the Secretary or an Assistant Secretary of the Company certifying (a) that the attached copies of the organizational documents of the Company and resolutions of the Board of Directors of the Company approving this Agreement and the transactions contemplated hereby, are all true, complete and correct and remain unamended and in full force and effect, (b) as to the incumbency and specimen signature of each officer of the Company executing this Agreement and any other document delivered in connection herewith on behalf of the Company and (c) as to the good standing of the Company in the jurisdiction of its incorporation and in each other state in which the Company is transacting business, except where the failure to be in good standing could not reasonably be expected to have a Material Adverse Effect.

  6.5. Issuance Permitted by Requirements of Laws. The issuance of the
Warrants to Ford hereunder and the consummatIon of the transactions contemplated hereby (a) shall not be prohibited by any Requirement of Law and (b) shall not subject

Ford to any penalty or, in its reasonable judgment, other onerous condition under or pursuant to any Requirement of Law.

  6.6. Consents and Approvals. All consents, exemptions, authorizations or other actions by, or notices to, or filings with, Governmental Authorities and other Persons in respect of all Requirements of Law and with respect to Contractual Obligations of the Company required in connection with the execution, delivery or performance by the Company or enforcement against the Company of this Agreement shall have been obtained and be in full force and effect, except to the extent that failure to obtain such consents would not have a Material Adverse Effect, and Ford shall have been furnished with appropriate evidence thereof, and all waiting periods shall have lapsed without extension or the imposition of any conditions or restrictions.

  6.7. No Material Adverse Change. Since December 31, 1999, no event shall have occurred which has had or could reasonably be expected to have a Material Adverse Effect.

  6.8. Opinion of Counsel. Ford shall have received the opinion of O'Melveny & Myers, LLP, counsel to the Company, dated the Closing Date and in form and substance acceptable to Ford.

  6.9. Due Diligence and other Documents. The Company shall have delivered to Ford such other documents, certificates and opinions as Ford may reasonably request. and Ford shall be satisfied in its sole discretion with its due diligence investigation of the Company.

                ARTICLE VII

            CONDITIONS TO THE OBLIGATION
             OF THE COMPANY TO CLOSE

     The obligations of the Company to issue the Warrants, and the obligations of the Company to perform its other obligations hereunder shall be subject to the satisfaction as determined by the Company of the following conditions on or before the Closing Date:

  7.1. Representations and Warranties. The representations and warranties of Ford contained in Article IX hereof shall be true and correct on and as of the Closing Date as if made on and as of such date.

  7.2. Compliance with this Agreement. Ford shall have performed and complied in all material respects with all of its agreements and conditions set forth or contemplated herein that are required to be performed or complied with by Ford on or before the Closing Date.

  7.3. Closing Certificate. The Company shall have received a certificate dated as of the Closing Date from an authorized representative of Ford, in form and substance satisfactory to the Company, to the effect that (a) all representations and warranties of Ford contained in this Agreement are true, correct and complete,
(b) Ford is in violation in any material respect of any of the covenants contained in this Agreement and (c) all conditions precedent to the Closing of this Agreement to be performed by Ford have been duly performed in all material respects.

  7.4. Issuance Permitted by Requirements of Laws. The Issuance of the
Warrants by the Company and the consummation of the transactions contemplated hereby (a) shall not be prohibited by any Requirement of Law and (b) shall not subject the company to any penalty or, in its reasonable judgment, other onerous condition under or pursuant to any Requirement of Law.

  7.5. Consents and Approvals. All consents, exemptions, authorizations or other actions by, or notices to, or filings with, Governmental Authorities and other Persons in respect of all Requirements of Law and Contractual Obligations of Ford required in connection with the execution, delivery or performance by Ford or enforcement against Ford of this Agreement shall have been obtained and be in full force and effect, and Ford shall have been furnished with appropriate evidence thereof, and all waiting periods shall have lapsed without extension or the imposition of any conditions or restrictions.

                ARTICLE VIII

              REPRESENTATIONS AND
             WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Ford, before and after giving effect to the transactions contemplated by this Agreement, as follows:

  8.1. Corporate Existence and Power. The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of California, (b) has all requisite corporate power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently, or is currently proposed to be, engaged and (c) has the corporate power and authority to execute, deliver and perform its obligations under this Agreement.

  8.2. Corporate Authorization; No Contravention. The execution, delivery and performance by the Company of this Agreement and the transactions contemplated hereby, including without limitation the issuance by the Company of the Warrants, (a) have been duly authorized by all necessary corporate, and if required, stockholder action, (b) do not contravene the terms of the organizational documents of the Company and (c) will not violate, conflict with or result in any breach or contravention of or the creation of any Lien under, any Contractual Obligation of the Company, or any Requirement of Law applicable to the Company.

  8.3. Governmental Authorizations; Third Party Consents. Except to the extent previously and duly obtained or made and in full force and effect, no approval consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person in respect of any Requirement of Law or Contractual Obligation, and no lapse of a waiting period under any Requirement of Law or Contractual Obligation, is necessary or required in connection with the execution, delivery or performance by the Company or enforcement against the Company of this Agreement or the transactions contemplated hereby.

  8.4. Binding Effect. This Agreement, upon the due execution and delivery hereof by the Company, and the Warrants, when duly issued and delivered by the Company, will constitute the legal, valid and binding obligations of the Company enforceable against the Company in accordance with its respective terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity relating to enforceability.

  8.5. Litigation. There are no legal actions, suits, proceedings, claims or disputes pending, or to the knowledge of the Company, threatened, at law, in equity, in arbitration or before any Governmental Authority against or affecting the Company (a) which affects the legality, validity or enforceability of this Agreement or which seeks to obtain damages or obtain relief as a result of, the transactions contemplated by this Agreement or (b) which could reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order, decree or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement.

  8.6. No Default or Breach. The Company is not in default under or with respect to any Contractual Obligation in any respect, which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect.

  8.7. ERISA. The execution and delivery of this Agreement, the issuance of the Warrants hereunder and the consummation of the transactions contemplated hereby and thereby will not result in any prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code or any other violations of ERISA or any other Requirement of Law related thereto.

  8.8. Disclosure. The representations and warranties in this Agreement and the documents and certificates furnished to Ford by the Company on the Closing Date do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading. There is no fact known to the Company which the Company has not disclosed to Ford in writing which has had or could reasonably be expected to have a Material Adverse Effect.

  8.9. Investment Company/Government Regulations. The Company is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended. Neither the Company nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, as amended, or any federal or state statute or regulation limiting its ability to incur indebtedness. Neither the Company nor any of its Subsidiaries is engaged principally or as one of Its activities in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" (as each such term is defined or used in Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of the Warrants will be used for Purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulations T, U or X of such Board of Governors.

  8.10. Capitalization. The authorized Capital Stock of the Company and the issued and outstanding shares thereof are as described on Schedule 8.10. All outstanding shares of Capital Stock of the Company are duly authorized and validly issued, fully paid, nonassessable and free and clear of any Lien. Except as described in Schedule 8.10, (a) no other Capital Stock of the Company is authorized or outstanding, (b) the Company does not have outstanding any rights (either preemptive or other) or options to subscribe for or purchase from the Company any warrants or other agreements providing for or requiring the issuance by the Company of, any Capital Stock, (c) the Company does not have any agreement, arrangement, commitment or plan to issue any other Capital Stock, and
(d) none of the Company or any of its shareholders is a party to any agreement with respect to the voting or transfer of the Capital Stock of the Company.

  8.11. Private Offering. No form of general solicitation or general advertising was used by the Company or its representatives in connection with the offer or sale of the Warrants. Assuming the truth of the representations made in Article IX, no registration of the Warrants pursuant to the provisions of the Securities Act or any state securities or "blue sky" laws will be required by the offer, sale or issuance of the Warrants or the shares of Common Stock issuable upon exercise of the Warrants.

  8.12. Broker's, Finder's or Similar Fees. There are no brokerage commissions, finder's fees or similar fees or commissions payable in connection with the transactions contemplated hereby, based on any agreement, arrangement or understanding with the Company or any action taken by the Company.

  8.13. Contractual Obligations, etc. To the best knowledge of the Company after due inquiry, each material Contractual Obligation is, and after giving effect to the consummation of the transactions contemplated hereby will be, in full force and effect in accordance with the terms thereof and there are no material defaults by the Company or by any other party under any such Contractual Obligation.

  8.14. Solvency. After giving effect to the consummation of the transactions contemplated by this Agreement, (a) the fair saleable value of the assets of the Company will be greater than its indebtedness (including contingent debts), (b) the Company will be able to pay all of its indebtedness as it matures and (c) the Company will not have unreasonably small capital with which to carry on its business. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

  8.15. Rights in Properties; Liens; Intellectual Property.

        (a) The Company has good and indefeasible title to all properties and assets reflected on its balance sheets, and none of such properties or assets is subject to any Liens, except as set forth on Schedule 8.15(a) attached hereto. The Company enjoys peaceful and undisturbed possession under all leases necessary for the operation of its other properties, assets, and businesses and all such leases are valid and subsisting and are in full force and effect. There exists no default under any provision of any lease which would permit the lessor thereunder to terminate any such lease or to exercise any rights under such lease which, individually or together with all other such defaults, could have a Material Adverse Effect.

        (b) The Company has the right to use all of the Intellectual
Property necessary to its business as presently conducted, and, to the knowledge of the Company, the Company's use of the Intellectual Property does not infringe on the rights of any other Person. To the best of the Company's knowledge, no other Person is infringing the rights of the Company in any of the Intellectual Property. Except as set forth on Schedule 8.15(b) attached hereto, the Company does not owe any royalties, honoraria or fees to any Person by reason of its use of the Intellectual Property.

  8.16. Taxes. The Company has filed all tax returns (federal, state, and local) required to be filed, including, without limitation, all income, franchise, employment, property, and sales taxes, and has paid all of its tax liabilities, other than immaterial amounts and taxes that are being contested by the Company in good faith by appropriate actions or proceedings diligently pursued, and for which adequate reserves in conformity with GAAP with respect thereto have been established to the reasonable satisfaction of Purchaser. The Company knows of no pending investigation of the Company by any taxing authority or pending but unassessed tax liability of the Company that could reasonably be expected to have a Material Adverse Effect.

  8.17. No Labor Disputes. The Company is not involved in any labor dispute. There are no strikes or walkouts or union organization of any of the Company's employees threatened or in existence and no labor contract is scheduled to expire during the term of this Agreement.

  8.18. Insurance. The amount and types of insurance carried by the Company, and the terms and conditions thereof, are substantially similar to the coverage maintained by companies in the same or similar business as the Company and similarly situated.

  8.19. Conduct of Business. On the Closing Date, the Company is engaged only in the business of the developing and manufacturing vehicle components for automotive original equipment manufacturers.

  8.20. Officers, Directors, Etc. None of the Company's officers, directors, or executive employees has been convicted of a felony or been the subject of a criminal, regulatory or governmental investigation or proceeding.

  8.21. Y2K Matters. All software (including microcode, firmware, application programs, files, and databases) used, developed or designed by the Company, when operated on the computer hardware now used for that purpose or for which such software was designed or developed: (i) operated before and during, and will continue to operate after the calendar year 2000 A.D. without any errors relating to date data that represents or references different centuries or more than one century; (ii) did not and will not abnormally end or provide incorrect results as a result of date data that represents or references different centuries or more than one century; (iii) recognized and will continue to recognize the century in date data and performs and will continue to perform all date calculations in a manner that accommodates multi-century formulas and date values; (iv) includes an indication of century in all date-related user interfaces and data interfaces; (v) recognizes and correctly processes dates and date data involving leap years; (vi) displays and prints all date data in four-digit format; and (vii) performs all sorting operations that include a year category on the basis of four-digit dates.

                 ARTICLE IX

              REPRESENTATIONS AND
               WARRANTIES OF FORD

     Ford hereby represents and warrants as follows:

  9.1. Corporate Authorization; No Contravention. The execution, delivery and performance by Ford of this Agreement (a) is within Ford's power and authority and has been duly authorized by all necessary action, (b) does not contravention the terms of Ford's organizational documents and (c) will not violate, conflict with or result in any breach or contravention of any Contractual Obligation of Ford or any Requirement of Law directly relating to Ford.

  9.2. Binding Effect. This Agreement has been duly executed and delivered by Ford, and this Agreement constitutes the legal, valid and binding obligation of Ford enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors' rights generally or by general equitable principles relating to enforceability.

  9.3. Accredited Investor; Purchase for Own Account. Ford is an accredited Investor within the meaning of Regulation D under the Securities Act. The Warrants are being or wIll be acquired for its own account and with no intention of distributing or reselling such securities or any part thereof in any transaction that would be in violation of the Securities Act or the securities laws of any state, without prejudice, however, to the rights of Ford at all times to sell or otherwise dispose of all or any part of the Warrants or the shares of Common Stock issued upon exercise of any Warrants under an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act or otherwise in accordance with the terms of this Agreement. If Ford should in the future decide to dispose of the Warrants or the shares of Common Stock issued upon exercise of the Warrants, Ford understands and agrees that it may do so only in compliance with the Securities Act and applicable state securities laws, as then in effect.

  9.4. Brokers, Finder's or Similar Fees. There are no brokerage commissions, finder's fees or similar fees or commissions payable in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with Ford or any action taken by Ford.

  9.5. Governmental Authorization; Third Party Consent. No approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person in respect of any Requirement of Law or Contractual Obligation, and no lapse of a waiting period under any Requirement of Law or Contractual Obligation, is necessary or required in connection with the execution, delivery or performance by Ford or enforcement against Ford of this Agreement or the transactions contemplated hereby.

                 ARTICLE X

          ADDITIONAL COVENANTS OF THE COMPANY

     During the term of this Agreement, the Company hereby covenants and agrees as follows:

  10.1. Preservation of Corporate Existence and Related Matters. The Company shall preserve and maintain its separate corporate existence and all rights, franchises, licenses and privileges necessary to the conduct of its business; and qualify and remain qualified as a foreign corporation and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization, and where failure to qualify would have a Material Adverse Effect.

  10.2. Maintenance of Insurance, The Company shall maintain insurance with responsible insurance companies against such risks and in such amounts as are customarily maintained by similar businesses or as may be required by any Requirement of Law, and on the Closing Date and from time to time thereafter deliver to Ford upon its request a detailed list of the Insurance then in effect, stating the names of the Insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

  10.3. Payment and Performance of Obligations. The Company thereof shall
(a) pay and perform all its obligations under this Agreement, (b) pay or perform all material taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its property (including, without limitation, withholding, social security, payroll and similar employment related taxes on the dates such taxes are due), (c) pay or perform all other material indebtedness, obligations and liabilities in accordance with customary trade practices and (d) comply in all material respects with each Contractual Obligation entered into in the conduct of its business; provided, that the Company may contest any item described in clauses (b), (c) and (d) hereof in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.

  10.4. Accounting Methods and Financial Records. The Company thereof shall maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP consistently applied and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties.

  10.5. Compliance With Laws and Obligations. The Company shall observe and remain in compliance with all Requirements of Law and Contractual Obligations, in each case applicable or necessary to the conduct of its business.

  10.6. Environmental Management. In addition to and without limiting the generality of Section 10.6, the Company shall maintain its business premises (whether leased or owned in fee) free of any Hazardous Materials other than in compliance with all Environmental Laws; and adopt and maintain Hazardous Materials management practices including generation, storage, disposal and remediation as may be required by Environmental Laws for all other Hazardous Materials located on its business premises.

  10.7. Compliance with ERISA. In addition to and without limiting the generality of Section 10.6, the Company shall make timely payment of contributions required to meet the minimum funding standards set forth in ERISA with respect to any Employee Benefit Plan; not take any action or fail to take action the result of which could be a material liability to the PBGC or to a Multiemployer Plan; not participate in any prohibited transaction that could result in any material civil penalty under ERISA or material tax under the Code; furnish to any Holder upon such Holder's request such additional information about any Employee Benefit Plan as may be reasonably requested by such Holder; and operate each Employee Benefit Plan in such a manner that will not incur any material tax liability under Section 4980B of the Code or any material liability to any qualified beneficiary as defined In Section 4980B of the Code.

  10.8. Visits and Inspections. Upon reasonable advance notice, the Company shall permit representatives of Ford, from time to time, but only during normal business hours, to visit and inspect its properties; and inspect, audit and make extracts from its books, records and files relating sales of CCS Units to Tier 1 Suppliers.

                 ARTICLE XI

               TERM; TERMINATION

  11.1. Term. Unless sooner terminated as provided herein, the Directed
Sourcing Arrangement shall continue in force during the Exclusive Period and shall automatically expire at the end of the Exclusive Period without any action by the parties hereto.

  11.2. Termination for Competitiveness Reasons. If during the Exclusive
Period, (a) the quality of the CCS Units deteriorates, (b) the Company does not remain competitive in price, quality or delivery with other responsible suppliers or potential suppliers of a product comparable to the CCS Unit, or (c) Ford can substitute for the CCS Unit a product of significantly advanced design or processing, Ford may terminate the Directed Sourcing Arrangement in whole or in part without further liability. Ford shall provide written notice to the Company which outlines its causes for termination and specifies a termination date at least three months after the date of the notice. If the Company demonstrates to Ford, at least one month prior to the specified date of termination, that the Company will correct the causes by the termination date or a subsequent date acceptable to Ford, termination will be suspended and the Directed Sourcing Arrangement will continue in accordance with the terms hereof.

  11.3. Termination for Other Causes. Ford shall have the right to terminate the Directed Sourcing Arrangement on three months' notice to the Company (a) upon breach by the Company of any of the terms of this Agreement, which breach is not cured within ninety (90) days after notice thereof from Ford, or (b) in the event of any infringement claim or other challenge to the validity of the patents or related intellectual Property used in connection with the manufacture of the CCS Units which Ford deems to be material or which otherwise adversely impacts, as determined by Ford in its discretion, the Company's ability to produce the CCS Units and satisfy its sourcing obligations hereunder

  11.4. Survival of Warrants. Notwithstanding anything herein to the contrary, termination by Ford of the Directed Sourcing Arrangement as provided herein shall not terminate the Vested Warrants, Ford's (or any other Permitted Transferee's) ability to exercise the Vested Warrants, or the Company's obligations hereunder with respect to the Vested Warrants or the Warrant Shares. Any Warrants which are not Vested as of the date of such termination by Ford shall be canceled.

                ARTICLE XII

               INDEMNiFICATION

  12.1. Indemnification. The Company shall indemnify and hold harmless each Holder and it Affiliates and its officers, directors, agents, employees, subsidiaries, partners and controlling persons (each, an "Indemnified Party") to the fullest extent permitted by law, from and against any and all losses, claims, damages, expenses (including reasonable fees, disbursements and other charges of counsel) or other liabilities (collectively, "Liabilities") resulting from or arising out of (a) any legal, administrative or other actions (including actions brought by any Holder or the Company or any equity holders of the Company or derivative actions brought by any Person claiming through or in the Company's name), proceedings or investigations (whether formal or informal), based upon, relating to or arising out of this Agreement or the transactions contemplated hereby and thereby, or any Indemnified Party's role therein or in the transactions contemplated thereby, other than claims arising from breach of this Agreement which are subject to the alternative dispute resolution provisions set forth in Section
13.16 hereof, or (b) any infringement claim or other challenge to the validity of the Intellectual Property used or utilized in the CCS Units, or (C) any claims arising from or related in any way to the CCS Units, including breach of warranty or product liability claims, or (d) any registration of the Registrable Securities including liabilities arising from any untrue or alleged untrue statement of a material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by Ford or a Holder expressly for use therein or by Ford's or a Holders failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Company has furnished Ford or a Holder with a sufficient number of copies of the same; provided that the Company shall not be liable under this Section 12.1 to an Indemnified Party: (i) for any amount paid in settlement of claims without the prior written consent of the Company, (ii) to the extent that it is judicially determined that such Liabilities resulted primarily from the willful misconduct or gross negligence of such Indemnified Party, or (iii) to the extent that it is determined that such Liabilities resulted primarily from the material breach by such Indemnified Party of any representation, warranty, covenant or other agreement of such Indemnified Party contained herein or in any Warrant; and provided, further, that if and to the extent that such Indemnification is unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of such Liabilities which shall be permissible under applicable laws. In connection with the obligation of the Company to indemnify for expenses as set forth above, the Company further agrees, upon presentation of appropriate invoices containing reasonable detail, to reimburse each Indemnified Party for all such expenses (including reasonable fees, disbursements and other charges of counsel) as they are incurred by such Indemnified Party; provided that if an Indemnified Party is reimbursed hereunder for any expenses, such reimbursement of expenses shall be refunded to the extent it is judicially determined that the Liabilities in question resulted primarily from (A) the willful misconduct or gross negligence of such Indemnified Party or (B) the material breach by such Indemnified Party of any representation, warranty, covenant or other agreement of such Indemnified Party contained in this Agreement or any Warrant.

  12.2. Notification. Each Indemnified Party under this Article XII will, promptly after the receipt of notice of the commencement of any action, investigation, claim or other proceeding against such Indemnified Party in respect of which indemnity may be sought from the Company under this Article XII, notify the Company in writing of the commencement thereof. The omission of any Indemnified Party so to notify the Company of any such action shall not relieve the Company from any liability which it may have to such Indemnified Party (a) other than pursuant to this
Article XII or (b) under this Article XII unless, and only to the extent that, such omission results in the forfeiture by the Company of substantive rights or defenses or the Company is otherwise irrevocably prejudiced in defending such proceeding. In case any such action, claim or other proceeding shall be brought against any Indemnified Party and it shall notify the Company of the commencement thereof, the Company shall be entitled to assume the defense thereof at their own expense, with counsel reasonably satisfactory to such Indemnified Party; provided, that such Indemnified Party may, at its own expense, retain separate counsel to participate in such defense. Notwithstanding the foregoing, in any action, claim or proceeding in which both the Company, on the one hand, and an Indemnified Party, on the other hand, is, or is reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel at the expense of the Company and to control its own defense of such action, claim or proceeding if, in the reasonable opinion of counsel to such Indemnified Party, a conflict or potential conflict exists between the Company, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable. The Company agree that it will not, without the prior written consent of the Holders, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of each Holder and each other Indemnified Party from all liability arising or that may arise out of such claim, action or proceeding. The Company shall not be liable for any settlement of any claim, action or proceeding effected against an Indemnified Party without the prior written consent of the Company. The rights accorded to Indemnified Parties hereunder shall be in addition to any rights that any Indemnified Party may have at common law, by separate agreement or otherwise.

                ARTICLE XIII

                MISCELLANEOUS

  13.1. Survival of Representations and Warranties. All of the representations and warranties made herein shall survive the execution and delivery of this Agreement, any investigation by or on behalf of Ford, acceptance of the Warrants, or termination of this Agreement.

  13.2. Notices. Except as otherwise provided herein, all notices, requests and demands to or upon a party hereto, to be effective, shall be in writing and shall be sent by certified or registered mail, return receipt requested, by personal delivery against receipt, by overnight courier or by facsimile and, unless otherwise expressly provided herein, shall be deemed to have been validly served, given or delivered immediately when delivered against receipt, one Business Day after deposit in the mail, postage prepaid, or with an overnight courier or, in the case of facsimile notice, when sent, addressed as follows:

       If to the Company:

           Amerigon Incorporated
           5462 Irwindale Ave.
           Irwindale, CA 91706
           Attn: President
           Telecopy: (626) 815-7441

       with a copy:

           O'Melveny & Myers LLP
           400 South Hope Street
           Los Angeles, CA 90071
           Attn: John Laco
           Telecopy: (213) 430-6407

               and

       if to Ford:

           Ford Motor Company
           Henry Ford II World Center
           The American Road, Suite 909
           Mail Drop 910
           Dearbom, MI 48121
           Attn: Mr. Earl K. Lyle
           Telecopy: (313) 248-6314

       with a copy:

           Dickinson Wright PLLC
           500 Woodward Avenue
           Suite 4000
           Detroit, MI 48226-3425
           Attention: Steven H. Hilfinger
           Telecopy: (313) 223-3598

     All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; five Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is acknowledged, if telecopied.

  13.3. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that the Company shall have no right to assign its rights, or delegate its obligations, hereunder without the prior written consent of Ford.

  13.4. Amendments, Requests or Consents. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Company from the terms of any provision of this Agreement, shall be effective (a) only if it is made or given in writing and signed by the Company and Ford and (b) only in the specific instance and for the specific purpose for which made or given.

  13.5. Remedies Cumulative. No failure or delay on the part of the Company or Ford in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy provided any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company or Ford at law, in equity or otherwise. The obligations of the Company to issue the Warrants hereunder, and the other provisions of this Agreement respecting the Warrants, shall be enforceable in a court of equity by a decree of specific performance.

  13.6. Couterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

  13.7. Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

  13.8. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MICHIGAN, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW OF SUCH STATE.

  13.9. Jurisdiction. Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby may be brought in the courts of the State of Michigan or of the United States of America located in Wayne County, Michigan and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth in Section 13.2 such service to become effective 10 days after such mailing.

  13.10. Waiver Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, FORD AND THE COMPANY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION, CLAIM OR OTHER PROCEEDING ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.

  13.11. Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

  13.12. Rules of Construction. Unless the context otherwise requires, "or" is not exclusive, and references to sections or subsections refer to sections or subsections of this Agreement. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

  13.13. Entire Agreement. This Agreement, together with the exhibits and schedules hereto, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein, including the Memorandum of Understanding effective as of January 24, 2000, as amended. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits hereto, supersedes all prior agreements and understandings between the parties with respect to such subject matter.

  13.14. Confidentiality and Publicity. No party shall make or consent to any press release or other public disclosure relating to this Agreement or any of the transactions contemplated hereunder without the prior consent of the other party except to the extent, in the judgment of the disclosing party (concurred in by such party's securities counsel), a particular disclosure as required by applicable securities law or stock market listing requirements. In all events, reasonably timely notice of the disclosure shall be given to the other party; "timely notice" shall mean prior notice in the case of a written disclosure. Ford and the Company shall consult with one another as to the content of any disclosure to their respective shareholders, or to any Governmental Authority, relating to this Agreement or any of the transactions contemplated hereunder. Notwithstanding any other provision of this Agreement, in furtherance of any decision by Ford to exercise any or all of the Warrants or to offer for sale, sell or solicit offers to purchase any or all of the Warrants or any or all of the Warrant Shares, following reasonable prior notice to the Company, but without the Company's consent, Ford may publicly disclose any and all such nonpublic Company information as it may then possess.

  13.15. Further Assurances. Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations, or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

  13.16. Dispute Resolution. If a dispute arises between the parties relating to this Agreement or the Warrants, including any claims of breach of any representation or warranty, covenant or agreement contained herein or in the Warrants, the following procedure shall be implemented before either party pursues other available remedies, except that either party may seek injunctive relief from a court where appropriate in order to maintain the status quo while this procedure is being followed:

        (a) Any party having a dispute or claim shall give the other party written notice stating the nature of the dispute in reasonable detail. Within (5) five Business Days after delivery of the notice, the receiving party shall submit to the other a written response also in reasonable detail. Within
(5) five Business Days after delivery of the written response, decision makers from both parties shall meet (in person or by telephone) at a mutually acceptable time and place (including telephonic conference), and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to the other shall be honored.

        (b) If the matter has not been resolved by the persons referred to above within ten (10) days of the first meeting of such persons, the dispute shall be referred to more senior executives of each party who have authority to settle the dispute and who shall likewise meet (in person or by telephone) to attempt to resolve the dispute. Within five (5) Business Days after the referral of the dispute to more senior executives of each party, the senior executives of both parties shall meet at a mutually acceptable time and place (including telephonic conference), and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute.

        (c) If the matter has not been resolved within ten (10) days from the referral of the dispute to such senior executives, then either party may pursue litigation, provided however, that if either party Initiates litigation based on or relating to this Agreement or the transactions contemplated hereby, the other party shall have the right to initiate binding arbitration in accordance with, the CPR Rules for Non-Administered Arbitration of Business Disputes ("CPR"). Each party will bear equally the costs of the mediation and arbitration.

        (i) The parties will jointly appoint a mutually acceptable arbitrator, seeking assistance in such regard from CPR, if they have been unable to agree upon such appointment within twenty (20) days.

        (ii) Unless otherwise agreed by the parties in writing, arbitration shall take place in the City of Dearborn, Michigan and this clause is subject to the Federal Arbitration Act, 9 U.S.C.A. ss. 1 et seq. Judgment upon the award rendered by the arbitrator, if any, may be entered by any U.S. court having jurisdiction thereof.

     Equitable remedies shall be available in any arbitration. Punitive and exemplary damages shall not be awarded.

        (d) The provisions of this Section 13.16 shall not apply to claims or disputes between the parties relating to patent infringement, product liability or warranty claims with respect to CCS Units, securities laws violations claims, other third party actions against the Company in which Ford is named, and any other claims or Liabilities covered by the indemnification provisions of Section 12.1 hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

                   AMERIGON INCORPORATED


                   By: /s/ Richard Weisbart
                                           -------------------------------------
                   Name: Richard Weisbart
                                             -----------------------------------
                   Title: President & CEO
                                              ----------------------------------


                   FORD MOTOR COMPANY


                   By: /s/ Lisa Klein
                                           -------------------------------------
                   Name: Lisa Klein
                                             -----------------------------------
                   Title: Executive Director, VPO
                                              ----------------------------------


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